Exhibit 99.1

Date: January 13, 2012
Thomas Properties Group Announces Sale of Brookhollow Central in Houston, Texas
LOS ANGELES - January 13, 2012 - Thomas Properties Group, Inc. (NASDAQ: TPGI) announced today that its affiliate, TPG/CalSTRS, LLC, has completed the sale of the 806,004 square foot, three-building property known as Brookhollow Central in Houston, Texas. TPGI's share of the net proceeds from the sale is approximately $8 million after closing costs and repayment of mortgage debt.
“The sale of Brookhollow Central is another major step in executing our strategic plan of pruning our portfolio of certain non-strategic properties,” stated Jim Thomas, Chairman and CEO. “During our ownership, we completed a successful redevelopment and repositioning of the property, which included stabilizing the tenancy of the complex with a 220,000 square foot lease with anchor tenant Comerica Bank. We remain committed to the Houston market and continue to own approximately 2.5 million square feet in two premier trophy office properties, San Felipe Plaza and CityWestPlace.” This sale, when combined with the sales completed late in 2011, has brought the cumulative net proceeds to the company to approximately $33.5 million.

About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.

Forward Looking Statements
Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations" in our 10-K for the year ended December 31, 2010, and contained in our reports on Form 10-Q for fiscal quarters during 2011, which have been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Relations:
Diana Laing, Chief Financial Officer
(213) 613-1900